Exhibit 21.10

Subsidiaries of the Registrant

Name	Jurisdiction of Formation

Natural Blue Resources, Inc.	Nevada
EcoWave, LLC1	Delaware

1  Subsidiary of Natural Blue Resources, Inc., a Nevada corporation